                        STOCK EXCHANGE CLOSING AGREEMENT

THIS AGREEMENT (the "Agreement"), dated and effective as of May 14, 2001 by and among:

     M-I VASCULAR INNOVATIONS, INC. ("M-I"), a corporation organized and existing under the laws of the State of Delaware, and

     DBS HOLDINGS INC. ("DBS"), a corporation organized and existing under the laws of the State of Nevada. Certain capitalized terms in this Agreement are defined in Section 11.11.

RECITALS:

A. By Stock Exchange and Finance Agreement (dated April 25, 2001) (the "Stock Agreement") DBS, M-I and certain M-I Stockholders have executed the said Stock Agreement and the same is nor executory and effective having net the criteria of sec. 11.11 of the Stock Agreement.

B. M-I and DBS have been advised by the finance advisers to the parties that financing is impeded or not reasonably possible while the Stock Agreement continues to await closing and, after discussion and acquiring sufficient comfort that the finance advice is reasonable, the parties have determined to provide for closing hereby and to declare closing and that the Stock Agreement is fully effective and binding on the parties;

WHEREFORE THE PARTIES HERETO AGREE, in consideration of the mutual covenants, agreements, representations and warranties herein contained hereby agree as follows:


                                    ARTICLE I
                      STOCK AGREEMENT TERMS AND CONDITIONS


1.01. Satisfaction of Terms. The parties hereto agree:

(a) Sec. 11.11 of the Stock Exchange is acknowledged to be fulfilled and M-I hereby agrees to accept subscriptions from DBS for 9,000,000 shares, on the terms and prices set forth in the Stock Agreement, and a demand debenture for $2,000,000US on standard industry terms as suggested by counsel for M-I and DBS, subject to advancement of sufficient funding.

(b) the parties acknowledge and agreement that the following have been delivered each to the other and are executory and binding:

     (i) A Stock Exchange and Finance Agreement (also the "Transaction") signed by each of the companies and by M-I stockholders and tendering and totaling 8,645,000 M-I shares and with accredition certificates for the signing stockholders.

     (ii) An original Stock Redemption Agreement signed by DBS and all the redeeming shareholders and such shares in trust with counsel for DBS and subject thereto.

     (iii) A consent resolution of M-I approving the Transaction;

      (iv)  A consent resolution of DBS approving the Transaction;

      (v)   A finance management agreement from Elco Bank & Trust.

(c) The parties agree that terms of commitments in regard to finance are satisfactory for the purpose of sec. 1.06, 7.13, and 8.11 of the Stock Agreement.

(d) DBS agrees to reserve sufficient capital for the finance of up to $7,000,000 at or about $1.50US per unit with a unit composed of a share and a six month warrant for another share at $4.00US and shall take the directions of the board of M-I as to such finance until replacement of the board of DBS by nominees of M-I.

(e) DBS shall advance $120,000 from first finance funds received for redemption of DBS shareholders pursuant to the Redemption Agreement and shall defer the remainder until receipt by closing of finance sufficient for such purpose and the corporate purposes of DBS and M-I and at the direction of the M-I directors..

(f) DBS hereby and concurrently herewith agrees to appoint as officers of DBS, Stephen Walters as President, Alan Lindsay as V-P, Wilf Jeffries as Second V-P, Andre Boulet as Third V-P, John Pierce as Fourth V-P and Peter Jensen as Secretary, all of which shall be required signatories on the bank of DBS and required signatories for approval of any documentation or debt or finance of DBS.

(g) DBS shall appoint a new board composed of representatives of M-I and shall file necessary filings forthwith for an initial board which M-I shall provide on or before May 18, 2001 failing which such board shall be composed of Alan Lindsay, Stephen Walters, Andre Boulet, and Wilf Jeffries.

(h) DBS and M-I warrant each to the other that the warranties of the Stock Agreement are in good standing. The parties hereby agree that the Article VII and Article VIII conditions of the Stock Agreement are satisfied or are hereby waived and that parties hereby agree that closing is hereby effected.

1.02. Post-Closing Matters. The parties hereby agree:

(a) To pursue completion of financing on a best efforts basis and to make all reasonable efforts to complete $3,000,000 into treasury of DBS within 10 business days of the date of this agreement.

(b) DBS shall file a 14-f notice and appoint the above M-I board at the earliest possible moment.

(c) Upon completion of not less than $1,000,000 by May 31, 2001 then DBS shall issue an offer to the remaining M-I Stockholders contemplated by the Stock Agreement and the counsel for DBS shall maintain in trust, for conversion to DBS stock or undertakings, the shares of the Stock Exchange executing shareholders and accepting M-I stockholders until the financing is complete, the Redemption Agreement is effected and DBS shall be thereby able to ascertain the sufficiency of capital to make issuance to such executing M-I Stockholders - that is to say DBS shall retain sufficient capital for financing on a priority basis. Shares and undertakings for shares (in the event of insufficiency of capital) for M-I Stockholders shall be issued pro rata in accordance with such M-I Stockholders shareholdings in M-I.

(d) DBS shall at the earliest reasonable time alter its capital in accordance with the Stock Agreement.


                                   ARTICLE II
                            MISCELLANEOUS PROVISIONS

2.01. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid to:

(a)  If to M-I, to:

                   Law Offices of Reed & Reed;
                   1919 14th Street,
                   Suite 330,
                   Boulder, Colorado
                   80302

                   Att: Scott Reed

or to such other person or address as M-I shall furnish to DBS in writing.


(b)  If to DBS, to:

                   Robert C. Montgomery
                   Ducker, Montgomery, Lewis & Aronstein, P.C.
                   1560 Broad way, Suite 1400
                   Denver, CO  80202

or to such other person or address as DBS shall furnish to M-I in writing.

2.02. Assignment. This Agreement and all of the provisions hereof shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

2.03. Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of Colorado.

2.04. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be enforceable and considered an original by facsimile signed copy.

2.05. Entire Agreement. This Agreement, including the Disclosure Schedules and other documents referred to herein which form a part hereof, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.


The parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.



ATTEST                              DBS HOLDINGS INC.



                                    By: /s/ Daniel Steunenberg
----------------------------            ------------------------------
         Secretary                      Daniel Steunenberg - President





ATTEST                              M-I VASCULAR INNOVATIONS, INC.



                                    By: /s/ Stephen Walters
----------------------------            ------------------------------
        Secretary                                President